EXHIBIT 34.1

ATTESTATION REPORT ON ASSESSMENT OF COMPLIANCE WITH
SERVICING CRITERIA FOR ASSET-BACKED SECURITIES

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors of
AEP Texas Central Company
Columbus, Ohio

We have examined management’s assertion, included in the accompanying “Report on Assessment of Compliance with Servicing Criteria for Asset Backed Securities”, that AEP Texas Central Company (“the Company”) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the Senior Secured Transition Bonds, Series A, (the “Securities”) as of December 31, 2006 and for the period October 11, 2006 (commencement of servicing activities) through December 31, 2006, excluding criteria 1122 (d)(1)(ii), (d)(1)(iii), (d)(1)(iv), (d)(2)(vi), (d)(4)(iii), (d)(4)(v), (d)(4)(ix), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Securities. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Securities, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period and performing such other procedures as we considered necessary in the circumstances. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2006 and for the period October 11, 2006 through December 31, 2006 for the Senior Secured Transition Bonds, Series A, is fairly stated, in all material respects.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

March 30, 2007